Exhibit 10.1

VIASYS HEALTHCARE INC.

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 29th day of November 2004 (the “Restatement Effective Date”), by and among VIASYS Healthcare Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Randy H. Thurman (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company previously entered into an employment agreement dated as of April 2, 2001, with the Executive whereby the Executive commenced employment with the Company;

WHEREAS, the employment agreement was amended as of September 24, 2001 and November 19, 2002;

WHEREAS, the Company and the Executive entered into a retention agreement (the “Retention Agreement”) on April 16, 2001, as amended on November 19, 2002;

WHEREAS, effective as of the Restatement Effective Date, the Company and the Executive now desire to amend and restate the employment agreement as set forth herein to embody more clearly and fully the terms and provisions of such employment (the “Agreement”) and to incorporate into this Agreement certain provisions previously addressed in the Retention Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive hereby agree as follows:

1.                                       DEFINITIONS.

(a)                                  “Affiliate” means a  person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(b)                                 “Base Salary” means the salary provided for in Section 4 or any increased salary granted to the Executive pursuant thereto.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Cause” means the occurrence of any one or more of the following events:

(i)                                     the Executive’s willful and repeated failure to comply with the directives of the Board;

(ii)                                  the Executive’s conviction of a felony or any crime involving moral turpitude; or

(iii)                               the Executive’s willful and continued gross neglect of his duties with the Company (other than any such occurrence resulting from incapacity due to physical or mental illness);

provided, however, that, with respect to events described in subsection (i) or (iii), (A) the Executive must be provided with a written demand by the Board which specifically identifies the manner in which the Executive is considered to have breached his obligation and providing the Executive with at least a thirty (30) calendar day period in which to cure the breach, if the breach is curable; and (B) following such event, the Executive must receive a Notice of Termination for Cause from the Company indicating that the majority of the outside directors of the Board has made a good faith determination that the Executive has engaged in conduct that constitutes Cause.  For purposes of this Section 1(d), no act or failure to act, on the part of the Executive, shall be considered willful unless it is done, or omitted to be done, by him in bad faith and without a reasonable belief that his action or omission was in the best interests of the Company.

(e)                                  “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i)                                     the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) forty percent (40%) or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:

(1)                                  any acquisition by the Company;

(2)                                  any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(3)                                  any acquisition by any corporation pursuant to a transaction that complies with clauses (A) and (B) of subsection (iii) of this Section 1(e);

(ii)                                  the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were

Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(iii)                               the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, forty percent (40%) or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or

(iv)                              approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f)                                    “Change in Control Date” means the first date during the Employment Term on which a Change in Control occurs.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Disability” or “Disabled” means the Executive’s inability to substantially perform his duties and responsibilities under this Agreement due to physical or mental incapacity, as determined by a medical doctor selected by the Company and the Executive. If the Parties cannot agree on a medical doctor for such purpose, each Party shall select one medical doctor and such doctors will jointly select a third medical doctor who shall be the approved medical doctor for such purpose.

(i)                                     “Effective Date” means November 15, 2001.

(j)                                     “Equity Grant” means any compensatory grant of Stock, options with respect to Stock, restricted Stock, Stock appreciation rights or any other compensatory grant (whether or not such grant is payable in stock) the value of which is determined with reference to Stock valuation.

(k)                                  “Good Reason” means,

(i)                                     other than in connection with a Change in Control, the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (A) through (E) below:

(A)                              the failure of the Company to provide Executive with aggregate compensation (Base Salary and long-term and short-term incentive compensation) or aggregate benefits that are at least equal (in terms of benefit levels and reward opportunities) to those provided by the Company to Executive immediately before the change; provided, however, that a change in the compensation or benefits for all executives of the Company, in which Executive is treated similarly as all other executives of a comparable responsibility level, shall not constitute Good Reason under this Agreement;

(B)                                the failure to elect or reelect the Executive to the position of Chairman or Chief Executive Officer or the removal of the Executive from either position (other than due to a termination of his employment for Cause, without Cause, or as a result of Disability, death or the Executive’s resignation without good reason);

(C)                                other than with respect to his position as President, a significant change in the Executive’s duties or responsibilities (including reporting responsibilities) that is inconsistent with the Executive’s experience, training and skills and represents a substantial diminution of the Executive’s position and responsibilities in effect immediately prior thereto;

(D)                               other than with respect to his position as President, a change in the reporting structure so that the Executive reports to an entity other than the Board; or

(E)                                 the relocation of the offices of the Company at which Executive is principally located to a location that is more than fifty (50) miles from the location of such offices immediately prior to the relocation, or the Company’s requiring the Executive to be based anywhere other than such offices, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations at the date of this Agreement.

(ii)                                  in connection with a Change in Control, the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (A) through (G) below.  Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Termination Date specified in the Notice of Termination given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).  The Executive’s right to terminate his employment for Good Reason under this subsection (ii) shall not be affected by the Executive’s incapacity due to physical or mental illness.

(A)                              The assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including, as to all positions other than that of the position of President, status, offices, the title of Chairman or Chief Executive Officer and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (1) the Change in Control Date, (2) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (3) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”) or a material diminution in such position, authority or responsibilities;

(B)                                a reduction in the Executive’s aggregate compensation (base salary and long-term and short-term cash incentive compensation) or aggregate benefits as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

(C)                                the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the Measurement Date, (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance or (iv) continue to provide any material fringe benefit enjoyed by Executive immediately prior to the Measurement Date;

(D)                               the relocation of the offices of the Company at which Executive is principally located to a location that is more than fifty (50) miles from the location of such offices immediately prior to the relocation, or the Company’s requiring the Executive to be based anywhere other than such offices, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change of Control;

(E)                                 the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement;

(F)                                 a purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1(l); or

(G)                                any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits then due under any Benefit Plan within seven days of the date of receipt by the Company of notice that such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.

(l)                                     “Notice of Termination” means a written notice from one party to the other party hereto given in accordance with Section 27, terminating the Executive’s employment hereunder.  Any Notice of Termination shall (i) indicate the specific termination provision hereunder relied on by the party giving such notice and (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances providing a basis for termination of the Executive’s employment under the provision so indicated.  The failure by the Executive or the Company to set forth any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing his or its respective rights hereunder.  Any Notice of Termination for (x) Cause given by the Company must be given within ninety (90) days from the Company becoming aware of the events or circumstances that constitute Cause and (y) Good Reason given by the Executive must be given within sixty (60) days from the Executive becoming aware of the events and circumstances that constitute Good Reason.

(m)                               “Stock” means the common stock, $0.01 par value per share, of the Company.

(n)                                 “Termination Date” means, with respect to any termination of the Executive’s employment hereunder, the effective date of such termination pursuant to Section 10.

2.                                       EMPLOYMENT TERM.

The Executive’s employment under the predecessor to this Agreement commenced on the Effective Date and continued until the Restatement Effective Date, on which date the terms of this restated Agreement became effective.  This restated Agreement shall have an initial three-year term commencing on the Restatement Effective Date (the “Initial Employment Term”).  In addition, the term of this Agreement shall automatically renew for periods of three years (each an “Extension Term”) unless either party gives written notice to the other party, at least ninety (90) days prior to the end of the Initial Employment Term or at least ninety (90) days prior to the end of the relevant Extension Term, that the Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of the Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.”

3.                                       POSITION, DUTIES AND RESPONSIBILITIES.

(a)                                  Commencing on the Effective Date, the Executive was employed as the Chairman, President and Chief Executive Officer of the Company and the Executive has been assigned and shall be assigned such duties and responsibilities as are reasonably consistent with such positions and such other duties and responsibilities as the Board from time to time deems appropriate.

(b)                                 During the Employment Term, the Executive shall devote his entire business time, attention and energies to the business and interest of the Company in performing his duties and responsibilities under this Agreement, and to that end, the Executive shall not serve on the board of directors of other corporations or entities without the prior approval of the Board in each case, except with regard to directorships of the corporations set forth on Schedule 3(b) as attached hereto and/or any subsidiary thereof; provided, that during business hours the Executive shall not devote more than 12 days per calendar year to such positions (subject to the occurrence of any extraordinary corporate event that may require, as a matter of fiduciary duty, the devotion of more time, such as an unsolicited takeover bid for a public company) and that such positions do not materially interfere with the proper performance of the Executive’s duties and responsibilities as set forth in Section 3.

(c)                                  Notwithstanding anything contained in Section 3(b) to the contrary, nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided, that such activities do not materially interfere with the proper performance of his duties and responsibilities as set forth in Section 3.

(d)                                 The Executive, in carrying out his duties and responsibilities under this Agreement, shall report directly to the Board.

(e)                                  In the event of a termination of employment of the Executive for any reason, the Executive shall immediately resign as a member of the Board and as a member of each of the boards of directors of the Company’s Affiliates upon which the Executive serves, unless the Board determines otherwise.

4.                                       BASE SALARY.

The Executive shall be paid an annualized base salary, payable in accordance with the regular payroll practices of the Company, of $600,000, effective as of March 1, 2004, which amount may be increased from time to time in the discretion of the Board; provided, however, that once such amount is increased, it may not be decreased except in the case of a decrease in compensation of all executives of the Company, in which the Executive is treated similarly as all other executives of a comparable responsibility level.

5.                                       LOAN.

The Company has made a loan to the Executive in the original principal amount of $500,000 (the “Loan”) bearing interest at a rate of six percent (6%) per annum.  The Executive’s obligation to pay the principal of and interest on the Loan is evidenced by a Promissory Note, which the Executive executed and delivered to the Company on April 19, 2001 (the “Loan Effective Date”).  So long as the Executive is still employed by the Company on each such anniversary of the Loan Effective Date, the Company shall credit the Executive with payment of twenty-five percent (25%) of the outstanding principal of the Loan on the first four anniversaries of the Loan Effective Date (such that on the fourth anniversary of the Loan Effective Date all of the outstanding principal of the Loan shall have been paid in full).   The parties hereto hereby acknowledge and agree that the Loan shall be treated by the parties as a loan for all purposes.

6.                                       ANNUAL CASH INCENTIVE AWARD.

During the Employment Term, the Executive shall be entitled to participate in all long-term and short-term incentive programs established by the Company for its senior level executives generally.  Specifically, the Executive shall be entitled to participate in the annual cash incentive program of the Company.  Effective as of March 1, 2004, under such program, the Executive shall be eligible to receive an annual bonus targeted at 100% of the Executive’s annual base pay, or such higher percentage as the Board may, in its discretion, determine.  The Board shall also have similar discretion to determine any Pro-Rated Annual Bonus pursuant to Section 11(a)(ii), 11(b)(iii), 11(d)(ii) and 11(g)(ii).  The target bonus shall be subject to certain conditions, including without limitation multipliers, that are consistent with the annual bonus plan applicable to other senior executives of the Company.

7.                                       EMPLOYEE BENEFIT PROGRAMS.

During the Employment Term, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including without limitation any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.  The Executive shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies on a basis no less favorable than that which is authorized for the Company’s senior-level executives.

8.                                       PERQUISITES.

During the Employment Term, the Executive shall be entitled to participate in all of the Company’s executive perquisites in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company’s senior-level executives.

9.                                       REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES.

The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, reasonable legal fees incurred in the negotiation and preparation of this Agreement, and the Company shall promptly reimburse him for such expenses, subject to documentation in accordance with the Company’s policy.

10.                                 TERMINATION OF EMPLOYMENT.

The Executive’s employment hereunder shall terminate effective immediately upon the earliest to occur of the following events:

(a)                                  death of the Executive;

(b)                                 receipt by either party of a Notice of Termination for Disability from the other party, but in any event not until the Executive is determined to be disabled in accordance with Section 1(h);

(c)                                  the 31st day following receipt by the Executive of the Notice of Termination for Cause from the Company indicating that a majority of the outside directors of the Board has made a good faith determination that the Executive has engaged in conduct that constitutes Cause; provided, that (i) if such action or failure to act is curable, the Executive fails to correct the action or failure to act that constitutes the grounds for Cause in a manner reasonably satisfactory to the Board within the thirty (30) day period following receipt by the Executive of the Notice of Termination for Cause; and (ii) the Executive together with his counsel, shall have had an opportunity to be heard by the Board regarding the conduct in question.  Immediately upon receipt by the Executive of a Notice of Termination for Cause from the Company, the Executive shall take a mandatory paid leave of absence from the Company for such thirty (30) day period; provided, however, that the leave of absence shall terminate within two (2) days of the cure if such cure is effected prior to the end of the thirty-day period;

(d)                                 the 31st day following receipt by the Company of a Notice of Termination for Good Reason from the Executive if the Company fails to cure within the thirty (30) day period following the Company’s receipt of such written notice;

(e)                                  the 31st day following receipt by the Executive of a Notice of Termination Without Cause from the Company;

(f)                                    the 31st day following receipt by the Company of a Notice of Termination Without Good Reason from the Executive; and

(g)                                 the last day of the Employment Term following expiration of the Employment Term without renewal by the Company.

11.                                 RIGHTS AND REMEDIES UPON TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL.

(a)                                  TERMINATION DUE TO DEATH.  In the event that the Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

(i)                                     the Executive’s then current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)                                  an annual cash incentive bonus award for the year in which the termination occurs, pro-rated through the Termination Date, determined in accordance with the annual bonus plan and the provisions of Section 6, which award, if and to the extent so determined to be owed, shall be payable when long-term and short-term incentive awards, as applicable, are normally paid to comparable executives (the “Pro-Rated Annual Bonus”);

(iii)                               each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, that has not vested prior to that date shall immediately vest (and all relevant vesting restrictions shall lapse) and to the extent subject to an exercise period, shall remain exercisable until one year following the Termination Date (but in no event beyond the end of each such Grant’s otherwise applicable exercise period);

(iv)                              the unpaid principal balance of the Loan shall be forgiven effective upon the Termination Date; and

(v)                                 a lump sum cash payment equal to two times the Executive’s then current Base Salary.

(b)                                 TERMINATION DUE TO DISABILITY.  In the event that the Executive’s employment is terminated by either party due to his Disability, he shall be entitled to the following benefits:

(i)                                     disability benefits in accordance with the long-term disability (“LTD”) program then in effect for comparable executives of the Company;

(ii)                                  the Executive’s then current Base Salary through the end of the LTD elimination period, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(iii)                               a Pro-Rated Annual Bonus;

(iv)                              each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, that has not vested prior to that date shall immediately vest (and all relevant vesting restrictions shall lapse) and to the extent subject to an exercise period, shall remain exercisable until one year following the Termination Date (but in no event beyond the end of each such Grant’s otherwise applicable exercise period);

(v)                                 the unpaid principal balance of the Loan shall be forgiven effective upon the Termination Date;

(vi)                              a lump sum cash payment equal to two times the Executive’s then current Base Salary; and

(vii)                           continued participation at the Company’s expense in all medical and dental insurance coverage in which he was participating on the date of his termination until the earlier of (A) eighteen (18) months following the Termination Date, or (B) the date, or dates, he receives substantially equivalent coverage and benefits under the plans and programs of a subsequent employer.

(c)                                  TERMINATION BY THE COMPANY FOR CAUSE.  In the event that the Company terminates the Executive’s employment for Cause:

(i)                                     the Executive shall be entitled to receive his current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)                                  each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, (A)  that has not vested prior to that date shall immediately cease to vest and shall be forfeited to the Company and cancelled, and (B)  that has vested prior to or on the Termination Date, to the extent subject to an exercise period, shall remain exercisable for ninety (90) days following the Termination Date (but in no event beyond the end of each such Grant’s otherwise applicable exercise period); and

(iii)                               the Executive shall not be entitled to any benefits, severance or other compensation.

(d)                                 TERMINATION FOR GOOD REASON.  In the event the Executive’s employment is terminated by the Executive for Good Reason other than in connection with a Change in Control pursuant to Section 11(i), the Executive shall be entitled to the following benefits:

(i)                                     the Executive’s then current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)                                  a Pro-Rated Annual Bonus;

(iii)                               an amount equal to two times the sum of (i) the Executive’s then current Base Salary and (ii) the most recent short term and long term cash incentive award paid or awarded to the Executive pursuant to Section 6, payable in a lump sum within ninety (90) days of the Termination Date;

(iv)                              each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, that has not vested prior to that date shall immediately vest (and all relevant vesting restrictions shall lapse) and to the extent subject to an exercise period, shall remain exercisable until one year following the Termination Date (but in no event beyond the end of each such Grant’s otherwise applicable exercise period);

(v)                                 the unpaid principal balance of the Loan shall be forgiven effective upon the Termination Date; and

(vi)                              continued participation at the Company’s expense in all medical and dental insurance coverage in which he was participating on the date of his termination until the earlier of (A) eighteen (18) months following the Termination Date or (B) the date, or dates, he receives substantially equivalent coverage and benefits under the plans and programs of a subsequent employer.

(e)                                  TERMINATION WITHOUT GOOD REASON.  In the event of a termination of employment by the Executive on his own initiative, other than due to (A) death, (B) Disability, (C) Good Reason, (D) the expiration of the then current Employment Term, (E) a notice from one party to the other of its intent not to extend the Employment Term; or (F) in connection with a Change in Control:

(i)                                     the Executive shall be entitled to receive his current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)                                  each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, (A) that has not vested prior to that date shall immediately cease to vest and shall be forfeited to the Company and cancelled, and (B) that has vested prior to the Termination Date, to the extent subject to an exercise period, shall remain exercisable until three months following the Termination Date (but in no event beyond the end of each such Grant’s otherwise applicable exercise period); and

(iii)                               the Executive shall not be entitled to any benefits, severance or other compensation.

(f)                                    TERMINATION WITHOUT CAUSE.  A termination of the Executive’s employment by the Company, other than due to (A) death, (B) Disability, (C) Cause, (D) the expiration of the then current Employment Term, (E) a notice from one party to the other of its intent not to extend the Employment Term or (F) in connection with a Change in Control,  shall have the same consequences as provided in Section 11(d) for a termination of the Executive’s employment by the Executive for Good Reason.

(g)                                 EXPIRATION OF EMPLOYMENT TERM.  In the event that Executive’s employment with the Company ceases due to expiration of the Employment Term as a result of the Company’s notification to the Executive of the non-renewal of the Employment Term, the Executive shall be entitled to:

(i)                                     his current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)                                  a Pro-Rated Annual Bonus; and

(iii)                               a severance payment equal to his then current Base Salary payable in twelve (12) equal monthly installments commencing with the calendar month immediately following the calendar month in which he separates from the service of the Company.

(h)                                 OTHER TERMINATION BENEFITS.  In the case of any of the foregoing terminations, to the extent not previously paid or provided or otherwise contrary to the terms and conditions of this Agreement, the Executive or his estate or beneficiaries, as the case may be, shall also be entitled to the balance of any incentive awards due the Executive but not yet paid (including without limitation awards due for performance periods that have been completed, but have not yet been paid), any expense reimbursements due the Executive, and other benefits, if any, in accordance with applicable plans or programs of or contracts or agreements of the Executive with the Company.

(i)                                     TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL.  Notwithstanding anything to the contrary in this Agreement, in the event that (A) a Change of Control occurs; and (B) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason, in either case within (x) six (6) months prior to a Change of Control and it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or in anticipation of a Change of Control; or (y) eighteen (18) months following a Change in Control, the Executive shall be entitled to the following payments and benefits, with any cash payments to be made in a lump sum within thirty (30) days following the Termination Date:

(i)                                     the sum of (A) the Executive’s Base Salary through the Termination Date, (B) the product of (x) the annual bonus paid or payable (including without limitation any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365 and (C) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”);

(ii)                                  an amount equal to (A) three (3) multiplied by (B) the sum of (x) the Executive’s highest annual base salary in any twelve-month period (on a rolling basis) during the five-year period prior to the Change in Control Date and (y) the Executive’s highest annual bonus in any twelve-month period (on a rolling basis) during the five-year period prior to the Change in Control Date;

(iii)                               for three years after the Termination Date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family;

(iv)                              to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies; provided, however, that for purposes of this subparagraph (iv), and without regard to the requirements of Sections 11(i)(A) and 11(i)(B) above, Section 4.3 (Taxes) of the Retention Agreement (as it stood immediately prior to the Restatement Effective Date) shall remain in effect and shall continue to be deemed to be an agreement of the Company; and

(v)                                 the unpaid principal balance of the Loan shall be forgiven effective upon the Termination Date.

For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until three years after the Termination Date.

(j)                                     OUTPLACEMENT SERVICES.  In the event that the Executive’s employment is terminated in accordance with Section 11 without Cause or for Good Reason, the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $40,000, with such services to extend until the earlier of (i) twelve (12) months following the Termination Date or (ii) the date on which the Executive secures full time employment.

(k)                                  NATURE OF PAYMENTS.  Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(l)                                     NO MITIGATION; NO OFFSET.  The Executive shall not be required to mitigate the amount of any payment or benefit provided in this Section 11 by seeking other employment or otherwise.  Further, except as provided in this Section 11, the amount of any payment or benefits provided for in this Section 11 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer or be offset by any amount claimed to be owed by the Executive to the Company.

(m)                               RELEASE.  To the fullest extent permitted by applicable law, the Company’s obligation to pay or provide any benefits to the Executive under this Agreement shall be subject to the requirement that he execute (and not breach or rescind) a comprehensive release in favor of the Company, its officers, directors and related parties, with such release to be in such form as the Company may determine as of the Termination Date.

(n)                                 TREATMENT OF EQUITY GRANTS UPON CHANGE IN CONTROL.  In the event of the occurrence of a Change in Control, each Equity Grant held by the Executive, whether or not issued under this Employment Agreement, that has not vested prior to the date of such occurrence shall immediately vest (and all relevant vesting restrictions shall lapse) and to the extent subject to an exercise period, shall remain exercisable until the termination date specified in the relevant equity compensation plan or in the relevant Equity Grant instrument; provided, however, that (i) the accelerated vesting described in this Section 11(n) shall not be contingent on the termination of the Executive’s employment with the Company; and (ii) if, pursuant to the terms of the relevant Company equity compensation plan or of the relevant Equity Grant instrument, a longer exercise period than the period provided for in this Section 11(n) is applicable, then such longer exercise period shall control.

(o)                                 CONTINUATION OF EMPLOYMENT TO TRANSITION A SUCCESSOR FOLLOWING DEPARTURE AS CHIEF EXECUTIVE OFFICER.  At such point in time that Executive is no longer Chief Executive Officer, other than as a result of his termination for Cause at any time during the Employment Term or his termination without Good Reason during the Initial Employment Term, he will be employed for a period of three years, in a capacity mutually agreed to with the Board, in order to provide continuity of strategy and a period of transition to his successor.  During such three year period, the Executive (i) will be paid an annualized salary of $100,000 in the first year of service in such capacity, $75,000 in the second year, and $50,000 in the third year, which salaries shall be payable in accordance with the regular payroll practices of the Company, and (ii) will be eligible for all benefits provided to employees of the Company during that period.

12.                                 CONFIDENTIALITY & ASSIGNMENT OF INVENTIONS.

(a)                                  The Executive has executed and delivered to the Company on the Effective Date the Company’s standard employee Confidentiality and Assignment of Inventions Agreement, and acknowledges that he continues to be bound by that Agreement.

(b)                                 Upon the termination of the Executive’s employment, the Executive (or in the event of his death, the Executive’s personal representative) shall promptly surrender to the Company the original and all copies of any materials containing confidential information of the Company which are then in the Executive’s possession or control; provided, however, that the Executive shall not be required to surrender his rolodexes, personal diaries and other items of a personal nature.

13.                                 NON-COMPETITION; NON-SOLICITATION.

(a)                                  The Executive acknowledges (i) that in the course of his employment with the Company he has and will become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its Affiliates, customers, and clients and (ii) that his services will be of special, unique and extraordinary value to the Company.

(b)                                 The Executive agrees that, during the Employment Term and for a period of one year following his termination of employment for any reason (the “Non-Competition Period”), he shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged (collectively, the “Restricted Activity”), in any Competitive Activity (as defined below). For the purposes of this Section 13, a “Competitive Activity” shall mean unless otherwise determined by the Board a business that (i) is being conducted by the Company or any Affiliate at the time in question and (ii) was being conducted, or was under active consideration to be conducted, by the Company or any Affiliate, at the date of the termination of the Executive’s employment.  It is agreed and understood that the prohibitions provided for in this Section 13(b) shall not restrict the Executive from engaging in Restricted Activity for any subsidiary, division or Affiliate or unit of a company (collectively a “Related Entity”) if that Related Entity is not engaged in a Competitive Activity, irrespective of whether some other Related Entity of that company engages in what would otherwise be considered to be a Competitive Activity (as long as Executive does not engage in Restricted Activity for such other Related Entity).

(c)                                  The Executive further agrees that during the Non-Competition Period he shall not (i) in any manner, directly or indirectly, hire or cause to be hired any employee of or advisor or consultant to the Company or any of its Affiliates for any purpose or in any capacity whatsoever, or (ii) in connection with any business to which Section 13(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its Affiliates; provided, however, that the restriction contained in clause (ii) of this Section 13(c) shall not apply to, or interfere with, the proper performance by the Executive of his duties and responsibilities under Section 3 of this Agreement.

(d)                                 Nothing in this Section 13 shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

(e)                                  If the restrictions stated herein are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

14.                                 REMEDIES.

Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including without limitation reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.  Nothing in this Section 14 is intended to prevent the parties from raising any and all defenses with respect to the necessity for, and scope of, such injunctive or equitable relief.

15.                                 NON-DISPARAGEMENT

The Executive agrees not to disparage the name, business reputation or business practices of the Company or any of its respective subsidiaries or affiliates, or their (or their subsidiaries’ or affiliates’) officers, employees and directors and the Company agrees not to disparage the name or business reputation of the Executive.  If either party fails to comply with this provision, the other party shall have the right to respond truthfully to such disparaging statements, notwithstanding the terms of this Section 15.

16.                                 RESOLUTION OF DISPUTES.

Subject to the provisions of Section 14 regarding specific performance and/or injunctive relief, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Philadelphia, Pennsylvania, in accordance with the rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

17.                                 EXPENSES.

(a)                                  Subject to the provisions of Sections 15 and 16, in the event any party hereto (for the purposes of this Section 17, the “Aggrieved Party”) seeks a judicial adjudication of, or an award in arbitration to enforce, the Aggrieved Party’s rights under, or to recover damages for the breach of, this Agreement, the Aggrieved Party shall be entitled to recover from the other party or parties, as the case may be, and shall be indemnified by the other party or parties, as the case may be, against, any and all costs actually and reasonably incurred by the Aggrieved Party in such judicial adjudication or arbitration, including, without limitation, reasonable attorney’s fees, but only if the Aggrieved Party prevails in such proceeding.

(b)                                 The Company agrees to pay all costs actually and reasonably incurred by the Executive in connection with the review and negotiation of this Agreement and the Exhibits attached hereto, including, without limitation, the reasonable fees of counsel selected by the Executive, within thirty (30) days after receipt by the Company of a statement requesting such payment, which statement shall reasonably evidence such costs incurred by the Executive.

18.                                 LIABILITY INSURANCE.

The Company agrees to obtain, continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other comparable executives.  The parties have entered into an Indemnification Agreement and each party acknowledges its ongoing applicability.

19.                                 ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.  Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

20.                                 REPRESENTATIONS AND WARRANTIES.

(a)                                  The Company represents and warrants that it has all requisite corporate power and authority to enter into this Agreement and that the performance by the Company of its obligations under this Agreement will not violate any agreement to which it is a party.

(b)                                 The Executive represents that the execution of this Agreement by the Executive and the performance by him of his obligations hereunder will not violate any agreement to which he is a party.

(c)                                  The Executive hereby represents and warrants that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents and warrants that Executive’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to Executive’s employment with the Company.  The Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.  The Executive will not hereafter grant anyone any rights inconsistent with the terms of this Agreement.

21.                                 ENTIRE AGREEMENT.

This Agreement and the Exhibits attached hereto and incorporated herein by reference contain the entire understanding and agreement between the parties concerning the subject matter hereof and thereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.  This is an integrated document.

22.                                 AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company, other than the Executive.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any such waiver must be in writing and signed by the Executive or an authorized officer of the Company, other than the Executive, as the case may be.

23.                                 SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

24.                                 SURVIVORSHIP.

Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.  This Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either party without the written consent of the other party.  In the event of a Change in Control, the Company shall require any successor to the Company or any acquiror of all or substantially all the Company’s assets to assume and honor the Agreement.

25.                                 REFERENCES.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

26.                                 GOVERNING LAW/JURISDICTION.

This Agreement shall be governed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.

27.                                 NOTICES.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	VIASYS Healthcare Inc. 227 Washington Street, Suite 200 Conshohocken, PA 19428 Attn: General Counsel

Copy to:	Chairman, Compensation Committee of the Board of Directors c/o VIASYS Healthcare Inc. 227 Washington Street, Suite 200 Conshohocken, PA 19428

If to Executive:	Randy H. Thurman 139 Dutton Mill Road Malvern, PA 19355

28.                                 HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

29.                                 COUNTERPARTS.

This Agreement may be executed in counterparts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the restatement set forth above.

VIASYS HEALTHCARE INC.

By:

/s/ Ronald A. Ahrens
Name:	Ronald A. Ahrens
Title:	Chairman, Compensation Committee

/s/ Randy H. Thurman
Randy H. Thurman

SCHEDULE 3(b)

Valeant Pharmaceuticals International – Member, Board of Directors

Closure Medical Corp. – Member, Board of Directors